Exhibit 99.3

Certain Financial Information Regarding Ref-Fuel

EBITDA is a measure of earnings before interest, taxes, depreciation and amortization. The term “Adjusted EBITDA” means EBITDA plus fair value adjustment amortization and revenue levelization adjustments. Neither EBITDA nor Adjusted EBITDA is a measurement under generally accepted accounting principles (GAAP), but is commonly used as a measure of a company’s operating performance or its compliance with debt covenants.

The following is from the “Supplemental Pro Forma Information” section of the Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004, of MSW I and MSW Energy Finance Co., Inc. and of MSW II and MSW Energy Finance Co. II, Inc. This unaudited, pro forma information for Ref-Fuel is prepared as if the issuance of certain indebtedness and other transactions described in the Form 10-Qs had occurred on October 1, 2003 and, accordingly, includes the effects of push-down accounting on Ref-Fuel as if these transactions had occurred on October 1, 2003. This unaudited, pro forma information is provided for informational purposes only and is not necessarily indicative of the actual results that would have occurred if all such matters actually had occurred on October 1, 2003. Furthermore, this information is provided in the referenced Form 10-Qs because it is used in the calculation of the restrictive covenants contained in the indentures governing indebtedness of MSW I and MSW II. The table should be read in conjunction with the historical financial statements and related notes for MSW I and MSW II included in the referenced Form 10-Qs.

(unaudited pro forma)
Twelve Months Ended September 30,
2004
(in thousands)
Operating income	$135.4
Depreciation and amortization	67.9
Loss on retirements	1.4

EBITDA	204.7
Fair value adjustment amortization and revenue levelization adjustments	70.8

Adjusted EBITDA for Ref-Fuel Holdings LLC, an indirect subsidiary of ARC	$275.5

In addition, the information in the foregoing table excludes expenses incurred at MSW I, MSW II and ARC. In connection with the acquisition of ARC, Danielson will assume the obligation for such expenses.